Exhibit 99.2


                         ASHLIN DEVELOPMENT CORPORATION
                          Announces Reverse Stock Split
                          1 for 1.249419586 Split Ratio


Boca Raton, Florida - November 18, 2005 - ASHLIN DEVELOPMENT CORPORATION (OTCBB-ASHD) announced that it will complete a reverse stock split of its capital stock effective as of the open of trading on Monday, November 21, 2005.

In the reverse split each 1.249419586 shares of the company's issued and outstanding common stock will automatically be combined into and become one share of common stock. The company's authorized capital stock will also be proportionally reduced in connection with the reverse split. Any of the company's shareholders who, as a result of the reverse split, would hold a fractional share of common stock will receive a whole share of common stock in lieu of such fractional share. After giving effect to the reverse split, the company will have approximately 3,768,000 million shares outstanding on a fully diluted basis. The reverse split will affect all shares of the company's common stock, including those shares underlying stock options outstanding immediately prior to the effective time of the reverse split.

The company anticipates that its common stock will begin trading on a split-adjusted basis when trading opens on Monday, November 21, 2005, under the ticker symbol "ASHN."


This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors and risks include, among others, the risk that the Company's merger will not take place, and the availability, inadequate capital, or the identification of other suitable merger candidates. The risks and uncertainties related to our business are stated in more detail in the Company's annual report on Form 10-KSB. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward-looking statements. WPB-FS1\562767v04